Exhibit 99.1

Press Release

For immediate release

Invesco Mortgage Capital Inc. Announces Change to a Virtual Meeting Format for 2020 Annual Meeting of Stockholders

Atlanta – April 17, 2020 – Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) today announced that due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of the Company’s stockholders, employees, and community, the Company has changed the location of the 2020 Annual Meeting of Stockholders of Invesco Mortgage Capital Inc. The Annual Meeting will be held over the Internet in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. The date and time have not been changed, and the meeting will continue to be held on May 5, 2020 at 2:00 p.m., Eastern Time.

If you were a stockholder of record at the close of business on the record date of March 5, 2020, you are eligible to access, participate in and vote at the meeting. The items of business are the same as set forth in the meeting notice previously mailed or made available to you.

You may continue to submit your proxy in advance of the annual meeting via the Internet, by phone or by mail by following the instructions included on the original proxy card or notice of Internet availability previously distributed. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials.

The meeting will be hosted at www.meetingcenter.io/235748317. The meeting will begin promptly at 2:00 p.m., Eastern Time and online access will open 15 minutes prior to allow time to log-in. All stockholders will need the password (IVR2020) and their individual voter control number to log-in. For stockholders of record, the voter control number can be found on the proxy card or notice of Internet availability previously distributed to such holders. For additional information regarding how stockholders who hold shares through an intermediary, such as a bank or broker, may access, participate in and/or vote at the virtual Annual Meeting, please refer to the Company’s supplemental proxy materials filed today with the Securities and Exchange Commission.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a registered investment advisor and an indirect, wholly-owned subsidiary of Invesco Ltd., a leading independent global investment management firm.

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Invesco Mortgage Capital Inc.

Investor Relations Contact:

Brandon Burke, 800-241-5477